WASHINGTON REAL ESTATE INVESTMENT TRUST

                             ARTICLES OF AMENDMENT


      Washington Real Estate Investment Trust, a Maryland real estate investment trust (the ATrust@), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Section 10.1 of the Trust's Declaration of Trust is hereby amended to read as follows:

      The provisions of this Declaration of Trust may be amended by a vote of the holders of a majority of shares, or by a vote of two-thirds of the Trustees in any manner necessary to enable the Trust to continue to qualify as a real estate investment trust under the Code or Title 8 of the Corporation and Associations Article of the Annotated Code of Maryland. The Trust may be terminated by the vote of the Trustees with the approval of the holders of a majority of shares. Notwithstanding the foregoing (and notwithstanding the fact that some lesser percentage may be permitted by law), the affirmative vote of the holders of 70% or more of the outstanding shares of the Trust entitled to vote generally in the election of Trustees shall be required to amend or repeal Sections 5.8, 5.10, 8.1, 8.2, this Section 10.1, or Article 15 of the Declaration of Trust.


      SECOND: Section 14.3 of the Trust's Declaration of Trust is hereby amended to read as follows:

      The Trust may invest in United States government obligations, state or municipal obligations, mortgages, commercial paper, or similar investments, as a means of providing for contingencies and future purchases. Such investments will not be in amounts that would, in the opinion of counsel for the Trust, disqualify the Trust for treatment as a Areal estate investment trust@ under the Code and Regulations thereunder.


      THIRD: Section 14.6 of the Trust's Declaration of Trust is hereby amended to read as follows:

      The Trust may not (1) engage in any short sale, (2) engage in trading as compared with investment activities, (3) issue redeemable securities as that term is defined in the Investment Company Act of 1940, (4) engage in distribution of securities issued by others, or (5) engage in underwriting securities of other issuers.

      FOURTH: The Board of Trustees of the Trust, at a meeting duly called and held on April 23, 1998, adopted a resolution which approved the foregoing amendments to the Declaration of Trust and directed that such amendments be submitted for approval by the shareholders of the Trust.

      FIFTH: The shareholder of the Trust, voting at a meeting duly called and held on June 24, 1998 and on September 17, 1998, (i) adopted a resolution which approved and adopted the amendment to Section 10.1 of the Declaration of Trust by a vote of more than seventy percent of the issued and outstanding shares of beneficial interest of the Trust entitled to vote thereon and (ii) adopted a resolution which approved and adopted the amendments to Sections 14.3 and 14.6 of the Declaration of Trust by a vote of a majority of the issued and outstanding shares of beneficial interest of the Trust entitled to vote thereon.

      SIXTH: The undersigned, President and Chief Executive Officer of Washington Real Estate Investment Trust, hereby acknowledges these Articles of Amendment to be that act of the Trust and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein are true in all material respects, under the penalties of perjury.

      IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 21st day of September, 1998.

                                   WASHINGTON REAL ESTATE
ATTEST:                            INVESTMENT TRUST


By:   /s/ Laura M. Franklin        By:   /s/ Edmund B. Cronin, Jr.
      _____________________              ___________________________
      Laura M. Franklin                  Edmund B. Cronin, Jr.
      Secretary                          President and Chief Executive Officer



                                       24